CERTIFICATE OF ELIMINATION
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
TEMPUR SEALY INTERNATIONAL, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State Delaware

Tempur Sealy International, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: Pursuant to the authority conferred upon the Board of Directors of the Company pursuant to its Amended and Restated Certificate of Incorporation, as further amended, the Board of Directors adopted the following preambles and resolutions effective September 11, 2020, approving the elimination of the Series A Preferred Stock, as set forth herein:

WHEREAS: Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority granted in the Company’s Amended and Restated Certificate of Incorporation, the Company duly adopted, authorized and designated 1,000,000 shares of Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), as evidenced by the Second Amended and Restated Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (the “Series A Certificate of Designation”) with respect to such Series A Preferred Stock filed with the Secretary of State of the State of Delaware on March 27, 2020.

WHEREAS: No shares of Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation governing such Series A Preferred Stock.

NOW THEREFORE BE IT

RESOLVED: That none of the authorized shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Series A Certificate of Designation.

RESOLVED: That the Company’s President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Senior Vice President, General Counsel and Secretary (each an “Authorized Officer”) be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to file a certificate pursuant to Section 151(g) of the DGCL with the office of the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit A, setting forth a copy of these resolutions whereupon all matters set forth in the Series A Certificate of Designation shall be eliminated from the Company’s Amended and Restated Certificate of Incorporation and the shares of the Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Company, without designation as to series.

RESOLVED: That the officers of the Company be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

SECOND: In accordance with Section 151(g) of the DGCL, the Amended and Restated Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series A Preferred Stock and all other matters set forth in the Series A Certificate of Designation and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Elimination as of September 14, 2020.

Name: Bhaskar Rao
Title: Executive Vice President and Chief Financial Officer